EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Advaxis, Inc. of our report dated January 26, 2012, relating to our audit of financial statements of Advaxis, Inc. (a development stage company) as of October 31, 2011 and 2010 and for the years then ended and for the cumulative period from March 1, 2002 (inception) to October 31, 2011 appearing in the Prospectus, which is part of this Registration Statement.  Our report dated January 26, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ MCGLADREY & PULLEN, LLP

McGladrey & Pullen, LLP
New York, New York
January 27, 2012